Exhibit 10.3

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K or pursuant to Item 601(b)(10)(iv) because it is both not material and is the type of information that the registrant treats as private or confidential. Redacted information is indicated by: [***]

UBC File: F20-03911

COLLABORATIVE RESEARCH AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with offices at 103 – 6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3 (“UBC”) AND PROVINCIAL HEALTH SERVICES AUTHORITY (on behalf of Children’s & Women’s Health Centre of British Columbia Branch, a public hospital) having its research administrative offices at 4500 Oak Street, Vancouver, British Columbia, Canada V6H 3N1 (“PHSA”)

(UBC and PHSA collectively, the “Institution”)

AND:

PROMIS NEUROSCIENCES INC., a corporation incorporated under the laws of Canada, with a registered office at 1920 Yonge Street, Suite 200, Toronto, ON M4S 3E2

(the “Sponsor”)

(Institution and the Sponsor are referred to in this Agreement individually as a “Party”, and collectively as the “Parties”)

WHEREAS:

A.	UBC and Sponsor entered into an Amended and Restated License Agreement effective October 6, 2015 (the “License Agreement”) attached as Schedule “A”, which grants to the Sponsor certain rights to Technology and Improvements (as defined in the License Agreement and any amendments thereto);

B.	It is UBC’s objective to generate research in a manner consistent with UBC’s status as a non-profit, tax exempt educational institution;

C.	The research program contemplated by this Agreement is of mutual interest and benefit to UBC and to the Sponsor, will further the instructional and research objectives of UBC in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both the Sponsor and UBC through inventions, improvements and discoveries; and

D.	Under UBC research policy and in agreement with its affiliated hospitals, UBC owns inventions and/or results and data arising from research performed by the Institution and which are conceived and/or made by the Institution’s researchers who have an appointment with UBC.

UBC File: F20-03911

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS

1.1	In this Agreement:

(a)	“Confidential Information” means all information, regardless of its form:

(i)	disclosed by the Institution to the Sponsor and which is clearly identified in writing as “Confidential” either at the time of disclosure or within 30 calendar days thereafter,

or

(ii)	disclosed by the Sponsor to the Institution and which is clearly identified in writing as “Confidential” either at the time of disclosure or within 30 calendar days thereafter, except that “Confidential Information” does not include information:

(iii)	possessed by the recipient (the “Recipient”) prior to receipt from the disclosing Party (the “Discloser”), other than through prior confidential disclosure by the Discloser, as evidenced by the Recipient’s business records;

(iv)	published or available to the general public otherwise than through a breach of this Agreement;

(v)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser in respect of the same; or

(vi)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

(b)	“Contract Period” means the period commencing on the Effective Date and ending 6 months after the Start Date as set out in Article 2.1 of this Agreement.

(c)	“Effective Date” means the date on which the last of the Parties executes this Agreement.

(d)	“Inventions” means any new and useful art, process, machine, manufacture or composition of matter, or any new and useful improvement in any art, process, machine, manufacture or composition of matter, but excludes the Technology and Improvements.

(e)	“Investigator” means Dr. Blair Leavitt of the Department of Medical Genetics at UBC.

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(f)	“Joint Intellectual Property” means any and all Inventions made jointly by the Institution and the Sponsor during the Contract Period in the performance of the Project.

(g)	“Project” means the research project as described in Schedule “B”.

(h)	“Sponsor Intellectual Property” means, any and all Inventions made solely by the Sponsor during the Contract Period in the performance of the Project.

(i)	“UBC Intellectual Property “ means, any and all Inventions made solely by the Institution during the Contract Period in the performance of the Project.

2.0	RESEARCH WORK

2.1	The Institution will commence the performance of the Project after UBC’s receipt of the first payment set out in Article 4.1 (the “Start Date”) and will use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. The Sponsor and the Institution may at any time amend the Project by mutual written agreement.

2.2	If the Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, the Institution and the Sponsor will each have the option to terminate the Project and this Agreement by providing the other Party with written notice of same.

3.0	REPORTS & CONFERENCES

3.1	During the Contract Period, the Institution will keep the Sponsor informed, orally or in writing, as to the progress of the Project.

3.2	The Institution will submit a final report to the Sponsor within 60 calendar days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.

4.0	COSTS, INVOICES & OTHER SUPPORT

4.1	The Parties understand and agree that, subject to Article 4.4, and excluding any intellectual property related costs under Section 7, the total costs to the Sponsor hereunder will be $[***] (Canadian funds). The Parties acknowledge that any budget categories that may be described in the Project are estimates only and that changes from category to category may be made at the Institution’s discretion. The Sponsor will pay to UBC the amounts on the following due dates:

1)	On the Effective Date of this Agreement...........................$[***]

The Sponsor may make payments by wire transfer or direct deposit to:

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Beneficiary Bank:	[***]
Beneficiary:	[***] The University of British Columbia 4th Floor, Suite 409 Vancouver, BC, Canada, V6T 1Z3
Remittance detail:	Please email [***] – Ref FAS #[***]

UBC reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to the Sponsor if the Sponsor fails to pay any invoiced amount within 30 calendar days from the due date.

The Sponsor will pay interest on all amounts owing to UBC not paid on the due date, at the rate of [***]% per annum. The interest accrues on the outstanding balance from the due date.

4.2	UBC will retain title to any equipment purchased with funds provided by the Sponsor under this Agreement.

4.3	UBC will be entitled to retain any funds paid by the Sponsor to UBC under this Agreement, subject to Article 4.4.

4.4	Notwithstanding anything contained in this Article 4, in the event of early termination of this Agreement, the Sponsor will pay all costs and liabilities relating to the Project which have been incurred by the Institution as of the date of receipt of notice of such termination. Such costs and liabilities will include all non-cancellable obligations including payments in lieu of reasonable notice for technicians, graduate students and other staff assigned to the Project, but will not, in the aggregate, exceed the total amount payable by the Sponsor set out in Article 4.1.

5.0	CONFIDENTIALITY

5.1	Each Party will keep and use the other Party’s Confidential Information in confidence and will not, without the other Party’s prior written consent, disclose the other Party’s Confidential Information to any person or entity, except to the Party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such Party in performing its obligations and exercising its rights under this Agreement.

5.2	Any Party required by judicial or administrative process to disclose the other Party’s Confidential Information will promptly notify the other Party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

5.3	Notwithstanding any termination or expiration of this Agreement, the obligations set out in this Article 5 survive and continue to bind the Parties, their successors and assigns until 3 years after such termination or expiration.

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6.0	PUBLICATION

6.1	UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, results from the Project, provided that the Sponsor is provided with copies of the proposed disclosure at least 30 calendar days before the presentation or publication date and does not, within 15 calendar days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure.

6.2	The Sponsor may object to the proposed disclosure on the grounds that (i) it contains Confidential Information that was disclosed to the Institution by the Sponsor; or (ii) that it discloses patentable subject matter which needs protection. If the Sponsor makes objection on the grounds of the inclusion of the Sponsor’s Confidential Information, UBC will remove such Confidential Information immediately from the proposed disclosure, after which UBC is free to present and/or publish the proposed disclosure. If the Sponsor makes an objection on the grounds of protection of patentable subject matter:

(i)	it will be deemed to be a direction to UBC to file a patent application as set out in Article 7.6; and

(ii)	UBC will delay the proposed disclosure until UBC has filed one or more patent applications with one or more patent offices directed to such patentable subject matter (the “Delay”). A provisional patent application will be considered to be a patent application in the United States of America for the purposes of this Agreement. The Delay will be no longer than 3 months from the date UBC delivered the proposed disclosure to the Sponsor, after which UBC is free to present and/or publish the proposed disclosure.

6.3	Notwithstanding anything in this Agreement, the Parties acknowledge and agree that no delay is permitted for the defense of a student’s thesis.

7.0	INTELLECTUAL PROPERTY

7.1	The Parties acknowledge and agree that Technology and Improvements are subject to the License Agreement and any amendments thereto.

7.2	The Sponsor acknowledges and agrees that UBC owns all right, title and interest in and to UBC Intellectual Property.

7.3	UBC acknowledges and agrees that the Sponsor owns all right, title and interest in and to Sponsor Intellectual Property.

7.4	The Parties acknowledge and agree that UBC and the Sponsor have joint right, title and interest in and to Joint Intellectual Property. Notwithstanding the applicable patent or other intellectual property laws in any jurisdiction, neither of the Parties may commercially exploit any Joint Intellectual Property, except as specifically provided for in Article 7.9 and 8.

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7.5	UBC will promptly notify the Sponsor of any UBC Intellectual Property. The Parties will promptly notify one another of any Joint Intellectual Property.

7.6	The Sponsor may direct that UBC file one or more patent applications for UBC Intellectual Property and/or Joint Intellectual Property. UBC will then promptly prepare, file and prosecute patent applications in the name of UBC for UBC Intellectual Property and/or in joint names of UBC and the Sponsor for Joint Intellectual Property. UBC will be responsible for making final decisions regarding the scope and content of the patent applications and their prosecution. UBC will notify the Sponsor of any significant developments on all patent applications and will promptly supply the Sponsor with copies of papers received and filed in connection thereto in sufficient time for the Sponsor’s review and input.

7.7	The Sponsor will bear all costs incurred in connection with the preparation, filing, prosecution and maintenance of the patent applications. Within 30 calendar days of UBC’s written request, the Sponsor will pay to UBC a reasonable payment as an advance against expected patent expenses. The Sponsor will assist UBC in a timely manner to ensure that the patent applications cover, to the best of the Sponsor’s knowledge, all items of commercial interest and importance.

7.8	If UBC wishes to obtain patent protection for UBC Intellectual Property and/or Joint Intellectual Property over and above that for which the Sponsor wishes to provide its financial support pursuant to Article 7.7, UBC will be free to file any patent applications, including new applications, at its own expense. If Sponsor discontinues its financial support for prosecution or maintenance of any patents or patent applications for UBC Intellectual Property and/or Joint Intellectual Property, UBC will be free to continue the prosecution or maintain such patents or patent applications at its own expense. In any event, UBC will not have any obligation to the Sponsor under Article 8 (Grant of Rights) relating to such patent protection.

7.9	In the event that the Sponsor wishes to discontinue the financial support for prosecution or maintenance of any patents or patent applications for Joint Intellectual Property (the “Event”), the Sponsor will notify UBC in writing at least 30 calendar days prior to the Event (the “Notice to Discontinue”) and UBC will be free to continue the prosecution or maintenance of any such patents or patent applications for Joint Intellectual Property. The Sponsor will then promptly execute and deliver to UBC any assignment or documents UBC may deem necessary or desirable to vest in UBC all right, title and interest in the patents and patent applications. Sponsor will pay for all expenses incurred in connection with the patents and patent applications prior to the Event and for 30 calendar days from UBC’s receipt of the Notice to Discontinue.

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8.0	GRANT OF RIGHTS

8.1	UBC grants the Sponsor the option to negotiate a royalty-bearing license to use and exploit UBC Intellectual Property and UBC’s rights in Joint Intellectual Property subject to terms and conditions determined in accordance with Article 8.2 (the “Option”). The Option will subsist with respect to each item of UBC Intellectual Property and Joint Intellectual Property for a period of 6 months after UBC has disclosed said item in writing to the Sponsor (the “Option Period”). The Sponsor may exercise the Option within the Option Period by delivering written notice of same to UBC.

8.2	If the Sponsor exercises the Option pursuant to Article 8.1, the Parties will negotiate in good faith to determine the specific terms and conditions on which a license will be granted by UBC to the Sponsor. Such license will contain commercially reasonable financial terms and will be generally consistent with the terms and conditions of the license agreements then being entered into by UBC with its other licensees. If UBC and the Sponsor, acting reasonably, are unable to agree upon such specific terms and conditions within a period of 6 months after the date when the Sponsor exercised the Option, the Parties acknowledge and agree that the Option will expire.

8.3	If the Sponsor does not exercise the Option pursuant to Article 8.1, UBC will be entitled to license from the Sponsor the Sponsor’s interest in Joint Intellectual Property and the Parties will negotiate in good faith to determine the specific terms and conditions, including royalty rates, on which the license will be granted by the Sponsor to UBC. The Sponsor will have no right to use Joint Intellectual Property for any purpose and will not license, sell, assign or otherwise transfer the Sponsor’s interest in the Joint Intellectual Property to any third party.

8.4	The Sponsor acknowledges and agrees that UBC may use Joint Intellectual Property without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

9.0	TERM

9.1	This Agreement will be effective from the Effective Date for the full duration of the Contract Period unless terminated earlier under Article 10.

10.0	TERMINATION

10.1	Either Party may terminate this Agreement upon 30 calendar days prior written notice to the other.

10.2	If either Party commits any breach or default of any terms or conditions of this Agreement and also fails to remedy such breach or default within 30 calendar days after receipt of a written notice from the other Party, the Party giving notice may terminate this Agreement by sending a notice of termination in writing to the Party in breach. This termination will be effective as of the date of the receipt of such notice. The termination may be in addition to any other remedies available at law or in equity.

10.3	This Agreement may be terminated by the Institution if the Sponsor is in breach of any other agreement between the Sponsor and the Institution, which breach has not been cured within the time provided for the curing of such breach under the terms of such other agreement.

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10.4	No termination of this Agreement, however effectuated, will release the Parties from their rights and obligations under Articles 4 (non-cancelable costs), 5.0 (Confidentiality), 7.0 (Intellectual Property), 8.0 (Grant of Rights), 10.7 (cessation of use of Confidential Information) and 12.1 (Indemnity).

10.5	Neither of the Parties shall be deemed to be in default of, or to have breached, any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from natural disasters, pandemics, epidemics, disease, acts of civil or military authorities, civil disturbances, wars, strikes or other labour disputes, fires, transportation contingencies, laws, regulations, acts or orders of any government or agency or official thereof, other catastrophes or any other similar occurrences beyond such Party’s reasonable control. In every case, the delay or failure in performance or interruption of service must be without the fault or negligence of the Party claiming excusable delay, and the Party claiming excusable delay must promptly notify the other Party of such delay.

10.6	The Parties acknowledge that as a result of the ongoing global pandemic, the Institution may determine it is necessary to suspend or cease the performance of the Project. If the Institution, in its sole discretion, determines it is necessary to suspend or cease the performance of the Project, the Institution will notify the Sponsor, and the Parties will determine whether to amend or terminate this Agreement.

10.7	Upon the termination of this Agreement, the Recipient will cease to use the Discloser’s Confidential Information in any manner whatsoever and upon the written request of the Discloser, will deliver to the Discloser all of the Discloser’s Confidential Information in the Recipient’s possession or control.

10.8	The Parties may extend this Agreement in writing for additional periods under mutually agreeable terms and conditions. Said extension will be effective upon signature by both Parties.

11.0	DISCLAIMER OF WARRANTY

11.1	The Institution makes no representations or warranties, either express or implied, regarding data or other results arising from the Project or regarding Confidential Information the Institution may disclose to the Sponsor. The Institution specifically disclaims any implied warranty of non-infringement or merchantability or fitness for a particular purpose and the Institution will, in no event, be liable for any loss, whether direct, consequential, incidental, or special or other similar damages arising from any defect, error or failure to perform, even if the Institution has been advised of the possibility of such damages. The Sponsor acknowledges that the Project is of an experimental and exploratory nature, that no particular results can be guaranteed, and that the Sponsor has been advised by the Institution to undertake its own due diligence with respect to all matters arising from this Agreement.

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12.0	INDEMNITY

12.1	The Sponsor indemnifies, holds harmless and defends the Institution, their Board of Governors, directors, officers, employees, faculty, students, invitees and agents against any and all claims (including all reasonable legal fees and disbursements) arising out of the receipt or use by the Sponsor of any Institution’s Confidential Information, UBC Intellectual Property, Joint Intellectual Property, or any data or other results arising from the Project including, without limitation, any damages or losses, consequential or otherwise, arising from or out of the Project, however they may arise.

13.0	INSURANCE

13.1	The Institution has liability insurance applicable to their directors, officers, employees, faculty, students and agents while acting within the scope of their employment by the Institution. The Institution has no liability insurance policy that can extend protection to any other person. Therefore, subject to Article 12.1 (Indemnity), each Party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that Party and its directors, officers, employees and agents, and where applicable faculty and students.

14.0	GOVERNING LAW

14.1	This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. The Parties agree that by executing this Agreement, they have attorned to the exclusive jurisdiction of the Supreme Court of British Columbia.

15.0	ASSIGNMENT

15.1	Neither Party may assign this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

16.0	NOTICES

16.1	All payments, reports and notices or other documents that a Party is required or may want to deliver to any other Party will be delivered:

(a)	in writing; and

(b)	either by email, personal delivery or by registered or certified mail (with all postage and other charges prepaid) at the address for the receiving Party as set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth business day after it is posted.

16.2	Addresses for delivery of notices:

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Sponsor ProMIS Neurosciences, Inc. 1920 Yonge St, Suite 200 Toronto, Ontario, M4S 3E2 Att: Dr. Elliot Goldstein (CEO) Telephone: [***] Fax: [***] Email: [***] With cc to: [***]

UBC

Industry Contracts & Agreements Manager

University-Industry Liaison Office

#103 – 6190 Agronomy Road

The University of British Columbia Vancouver, British Columbia

Canada V6T 1Z3

Telephone: [***]

Fax: [***]

Email: [***]

PHSA Dr. Wyeth Wasserman Vice-President Research, BC Children’s Hospital, PHSA A2-146 950 West 28th Avenue Vancouver, British Columbia Canada V5Z 4H4 Tel: [***] Fax: [***]

16.3	The Sponsor may direct questions of a scientific nature or regarding financial matters to the Institution through the following contacts:

Scientific Matters	Financial Matters
Dr. Blair Leavitt Department of Medical Genetics The University of British Columbia 980 West 28th Avenue Vancouver, British Columbia Canada V5Z 4H4 Telephone: [***] Email: [***]	Manager, Research Finance Office The University of British Columbia 4th Floor – TEF 3 409-6190 Agronomy Road Vancouver, British Columbia Canada V6T 1Z3 Telephone: [***] Fax: [***]

17.0	GENERAL

17.1	Nothing contained in this Agreement is to be deemed or construed to create between the Parties a partnership or joint venture. No Party has the authority to act on behalf of any other Party, or to commit any other Party in any manner at all or cause any other Party’s name to be used in any way not specifically authorized by this Agreement.

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17.2	No Party may use the other Party’s name, trademarks or insignia for any advertising or any promotional purposes, including but not limited to media releases, without the other Party’s prior written consent.

17.3	Either Party may identify the title of the Project, the Parties to this Agreement, the name of the Investigator, the Contract Period and the amount of funding provided by the Sponsor for the Project for administrative or regulatory purposes.

17.4	Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the Parties and their respective successors and permitted assigns.

17.5	No condoning, excusing or overlooking by any Party of any default, breach or nonobservance by any other Party at any time or times regarding any terms of this Agreement operates as a waiver of that Party’s rights under this Agreement. A waiver of any term, or right under this Agreement will be in writing signed by the Party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

17.6	No exercise of a specific right or remedy by any Party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

17.7	Headings in this Agreement are for reference only and do not form a part of this Agreement and are not be used in the interpretation of this Agreement.

17.8	All terms in this Agreement which require performance by the Parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

17.9	Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable, may be severed from this Agreement and the balance of this Agreement will continue in full force and effect.

17.10	At the request of the Institution or the Sponsor, the non-requesting Party will obtain the execution of any agreement or instrument (including from its employees, agents, contractors, consultants or representatives) that may be required to consummate the transactions contemplated in this Agreement, including assigning any rights, waiving any rights or perfecting any rights in such Party’s name.

17.11	This Agreement and the Schedules set out the entire understanding between the Parties and no changes to this Agreement are binding unless in writing and signed by the Parties to this Agreement. The Parties will be bound by the Schedules, except to the extent that they may conflict with the terms and conditions contained in this Agreement, in which case the terms and conditions of this Agreement will govern.

17.12	In this Agreement, unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

17.13	This Agreement may be executed in counterpart by the Parties, either through original copies or by facsimile or electronically each of which will be deemed an original and all of which will constitute the same instrument.

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SIGNED BY THE PARTIES AS AN AGREEMENT effective as of the date on which the last of the Parties executes this Agreement.

SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its duly authorized signatory:

/s/ Mario Kasapi
Name:
Title: Associate Director, UILO
Date: October 5, 2020

SIGNED FOR AND ON BEHALF of PROVINCIAL HEALTH SERVICES AUTHORITY by its duly authorized signatory:

/s/ Wyeth W. Wasserman
Name: Wyeth W. Wasserman, Ph. D.
Title: Vice-President Research, BC Children's Hospital
Date: October 8, 2020

SIGNED FOR AND ON BEHALF of PROMIS NEUROSCIENCES INC. by its duly authorized signatory:

/s/ Elliot Goldstein
Name: Elliot Goldstein, MD
Title: President & CEO
Date: Oct. 5, 2020

Read and acknowledged by:

/s/ Dr. Blair Leavitt
Name: Dr. Blair Leavitt
Title: Professor
Date: October 5, 2020

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SCHEDULE “A”

LICENSE AGREEMENT

(.PDF – 34 PAGES)

AMENDED AND RESTATED LICENSE AGREEMENT

BETWEEN

THE UNIVERSITY OF BRITISH COLUMBIA

and

PROMIS NEUROSCIENCES INC.

UBC File: F20-03911

AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (“Agreement”) made effective the 6th day of October, 2015,

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, V6T 1W5 (“UBC”)

AND:

PROMIS NEUROSCIENCES INC., a corporation continued under the laws of Canada, with a registered office at, 1920 Yonge Street, Suite 200, Toronto, ON M4S 3E2 (the “Licensee”)

WHEREAS:

(a)	UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to misfolded proteins (UBC file 09-093 the “ProMIS Technology”) which research was undertaken by Dr. Neil Cashman and William Guest in the UBC Department of Medicine and Dr. Steve Plotkin in the UBC Department of Physics and Astronomy (collectively, the “Investigators”);

(b)	It is UBC’s objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution;

(c)	The Licensee, under its previous name (Amorfix Life Sciences Ltd.), and UBC entered into an exclusive license agreement effective February 4, 2009 (the “2009 License Agreement”) in which the Licensee gained exclusive worldwide rights to develop and commercialize intellectual property rights belonging to UBC, based on the ProMIS Technology. The ProMIS Technology is useful in predicting the locations of disease-specific epitopes (DSEs) exposed by the misfolding of protein structures in neurodegenerative diseases. These DSEs can then be targeted for diagnostic and therapeutic purposes;

(d)	The 2009 License Agreement has been amended three times, each time to add new IP to Schedule A. The first amendment (April 2009) added a prion disease marker (UBC file 09-146), the second (April 2013) added misfolded proteins as a marker for senescent cells (UBC file 13-093), and the third (March 2014) added certain misfolding-specific epitopes in FasR (UBC file 15-172) predicted by the algorithm;

Schedule A to License Agreement

A-1

(e)	Steve Plotkin, has invented a complimentary technology to the ProMIS Technology, also relating to protein misfolding (UBC file 16-073), the “Collective Coordinates Technology” or “CCT”) and the Parties wish to include that technology in the exclusive license granted to the Licensee;

(f)	In addition, the Parties wish to amend and supplement the provisions of the 2009 License Agreement, as amended, as set out herein;

Now, therefore, in consideration of the premises set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties agree as follows:.

Article 1.	DEFINITIONS AND INTERPRETATION

Section 1.01	In this Agreement:

(a)	“Affiliated Company” or “Affiliated Companies” means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(b)	“Agreement” means this license agreement;

(c)	“Annual Report” means a report in the form referred to in Article 12;

(d)	“Bug” means a code syntax error originating solely from the Software developed by UBC that:

(i)	prevents the Software from running on a computer system which meets the specified minimum hardware/software requirements; or

(ii)	causes the Software to malfunction when used within the bounds of applicability specified in any UBC supplied help file or users’ manual.

(iii)	Specifically excluded from the definition of a “Bug” are any errors due, or related, to any hardware, software, update or improvement developed by any party other than UBC;

(e)	“Confidential Information” means all information, regardless of its form disclosed by either Party to the other and designated by the discloser as confidential, whether orally or in writing, including without limitation all information and documents related to the Technology, Improvements or IP Rights (including all derived analyses and conclusions) and this Agreement, except that “Confidential Information” does not include information:

(i)	possessed by the recipient (the “Recipient”) prior to receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(ii)	published or available to the general public otherwise than through a breach of this Agreement;

(iii)	obtained by the Recipient from a Third Party with a valid right to disclose it, provided that the Third Party is not under a confidentiality obligation to the Discloser; or

(iv)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

(f)	“Data” is defined in Section 2.07;

(g)	“Dispute” is defined in Section 11.05;

(h)	“Effective Termination Date” means the date on which this Agreement is terminated under Article 18;

(i)	“FDA” means the United States Food and Drug Administration or its successor;

(j)	”First Commercial Sale” means the first commercial sale of a Product on a Product by Product basis and on a country by country basis;

(k)	“Field” means diseases in mammals, including, without limitation, the diagnosis of the presence of disease, the prediction of the risk of disease or disease outcome, the prediction of the response to therapy, and the guiding, developing and conducting a course of therapy; as well as the cure, mitigation, treatment and prevention of diseases in mammals;

(l)	“Human Clinical Trials” means any clinical Product testing involving human subjects;

(m)	“Improvements” means collectively the UBC Improvements, PROMIS Improvements and Joint Improvements;

(n)	“IP Rights” means:

(i)	the Patent Rights;

(ii)	all copyrights relating to the Technology or any Improvements granted or existing, whether registered under any Copyright Act or not; and

(iii)	all trade secret and other know-how rights in and to all data, information, compositions, chemical compounds or biological materials and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful to make, have made, use, develop, sell, import or seek regulatory approval to market, a Product, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application relating to the Technology or any Improvements;

(o)	“Investigators” is defined in Recital “A”;

(p)	“Joint Improvements” means improvements, variations, updates, modifications, and enhancements relating to the Technology, including without limitation any compositions, chemical compounds or biological materials discovered, identified or developed using the Software, which:

(i)	are made, developed and/or acquired at any time after the Start Date jointly by:

(ii)	the Investigators while employed by UBC, and

(iii)	the Licensee, the Licensee’s Affiliated Companies, any Sublicensees or any Affiliated Companies of such Sublicensees or any combination of the forgoing, and

(iv)	cannot be legally used or practiced without infringing the Technology or IP Rights;

(q)	“ Annual License Fee” is defined in Section 6.01;

(r)	“New Drug Application” means an application that would satisfy the requirements for an application for FDA approval to market a new drug as defined in U.S. FDA 21 C.F.R. 314 (or any U.S. successor legislation) or similar regulations in a country outside the US.;

(s)	“Objectionable Material” is defined in Section 10.03;

(t)	“Object Code” means the machine-readable and executable version of the Software;

(u)	“Patents” means the patents and patent applications identified in Schedule “A”, (as amended from time to time), and all:

(i)	counterparts, continuations, divisional, continuing prosecution applications, continuations-in-part, and requests for continued examinations, extensions, term restorations, renewals, reissues, re- examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	foreign counterpart patents resulting therefrom;

(v)	all of which will be deemed to be added to Schedule “A” from time to time. For greater clarity the Patents shall also include any patents and patent applications that cover or claim Improvements.

(v)	“Patent Rights” means collectively the rights in and to any and all inventions that are disclosed in the Patents;

(w)	“Payment Report” means a report in the form referred to in Article 12 setting out in reasonable detail how the amount of Revenue was determined;

(x)	“Phase II Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 2 study as defined in U.S. FDA 21 C.F.R. 312.21(b) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(y)	“Phase III Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 3 study as defined in U.S. FDA 21 C.F.R. 312.21(c) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(z)	“Product” means any product or service manufactured or provided that if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe any of the IP Rights to the Technology or any Improvements;

(aa)	“PROMIS Improvements” means improvements, variations, updates, modifications, and enhancements relating to the Technology, including without limitation any compositions, chemical compounds or biological materials discovered, identified or developed using the Software, which are:

(i)	made, developed and/or acquired at any time after the Start Date by the Licensee, the Licensee’s Affiliated Companies, any Sublicensees or any Affiliated Companies of such Sublicensees, or jointly by any combination of the forgoing, and

(ii)	which cannot be legally used or practiced without infringing the Technology or IP Rights;

(bb)	“Revenue” means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee or the Licensee’s Affiliated Companies, but not including monies collected from any sublicensee of the Licensee or the Licensee’s Affiliated Companies, from the development, marketing, manufacturing, sale, use or distribution of the Technology and any Improvements, and/or any Products, less:

(i)	amounts actually credited, rebated or allowed for rejections, returns or recalls of Products;

(ii)	sales, use, value-added and other direct taxes incurred on the sale of Products, including applicable customs duties, surcharges and other governmental charges incurred in exporting or importing Products;

(iii)	any bona fide discounts, rebates, credits, allowances or refunds claimed by an arms length purchaser of Products and actually allowed by the Licensee or the Licensee’s Affiliated Companies to such purchaser; and

(iv)	freight and insurance costs incurred by the Licensee or the Licensee’s Affiliated Companies, in transporting such Product to an purchaser, provided that such charges are not directly or indirectly paid or refunded to the Licensee or the Licensee’s Affiliated Companies by such purchaser;

(cc)	“Royalty Calculation Dates” means the last day of March, June, September and December of each year during the Term;

(dd)	“Royalty Term” means the longer of:

(i)	the life of the Patents, and

(ii)	10 years following the First Commercial Sale of a Product in any country;

(ee)	“Sublicensee” means any entity who has obtained directly or indirectly through the Licensee or any Affiliated Companies of the Licensee any rights to Technology, Improvements, IP Rights or Products, and shall include all sub- sublicensees, or any entities that have entered into agreements with the Licensee or any Affiliated Companies of the Licensee for the use, development, co-development, partnered development, manufacture, distribution, marketing or sale of Products or granting rights to such entities in the Technology, Improvements or IP Rights;

(ff)	“Sublicensing Revenue” means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee or the Licensee’s Affiliated Companies under each agreement relating to sublicense, grant or transfer of the Licensee’s rights in the Technology and any Improvements, and/or any Products whether by way of sublicense, assignment development agreement or otherwise. Without limiting the generality of the forgoing Sublicensing Revenue will include all:

(i)	milestone payments, royalties, license fees, option fees, and the fair market value of all consideration received in connection with any assignment or transfer of the Licensee’s rights in the Technology and any Improvements, and/or any Products; and

(ii)	research or development fees in excess of the direct reimbursement for the actual costs of such research and development incurred by the Licensee under a written research plan and agreement, received by the Licensee or the Licensee’s Affiliated Companies from any sublicensee relating to the Licensee’s rights in the Technology, Improvements or any Products;

(gg)	“Software” means all Source Code and Object Code relating to the algorithms for identification of stable and unstable protein structural elements and materials described in Schedule “A”;

(hh)	“Source Code” means the human readable version of the Software which is capable, upon compilation, of being translated into machine executable Object Code;

(ii)	“Start Date” means February 4, 2009;

(jj)	“Technology” means the Patents, the Software, the ProMIS Technology, the Collective Coordinates Technology and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired by the Investigators while employed at UBC relating to and including, the algorithm for identification of stable and unstable protein structural elements and materials described in Schedule “A”, as amended from time to time, including, without limitation, all related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise;

(kk)	“Term” is defined in Section 17.01;

(ll)	“Third Party” means any person other than UBC or the Licensee or any of their respective Affiliated Companies;

(mm)	“UBC Improvements” means improvements, variations, updates, modifications, and enhancements relating to the Technology, including without limitation any compositions, chemical compounds or biological materials discovered, identified or developed using the Software, which are:

(i)	made, developed and/or acquired at any time after the Start Date by the Investigators while employed by UBC, and

(ii)	which cannot be legally used or practiced without infringing the Technology or IP Rights;

(nn)	“UBC Trade-marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner at all.

Section 1.02        For greater clarity, for the purposes of this Agreement the parties confirm that:

(a)	“First Commercial Sale” shall be deemed to occur on the following dates:

(i)	if a Product does not require regulatory approval for sale by the FDA or a regulatory equivalent of the FDA in another country, then the “First Commercial Sale” of a Product shall be deemed to occur on the first sale of commercial quantities of a Product to arms length purchasers in the applicable country; and

(ii)	if a Product requires regulatory approval for sale by the FDA or a by a regulatory equivalent of the FDA in another country, then the “First Commercial Sale” of a Product shall be deemed to occur in the United States on the regulatory approval for the sale of the Product by the FDA and, in any country other than the United States, the first regulatory approval for sale by the regulatory authority equivalent to the FDA in such country;

(b)	all Improvements or other intellectual property contributions made by Dr. Neil Cashman and Dr. Steve Plotkin shall be in their capacity as faculty members at UBC and shall be assigned to UBC according to UBC Policy #88 (www.universitycounsel.ubc.ca/files/2015/03/policy88.pdf).

Section 1.03        For the purposes of this Agreement, all calculations will be made using, and all defined and undefined terms will be construed in accordance with, Canadian generally accepted accounting principles, consistently applied, and consistent with generally accepted costing methods for similar products in the pharmaceutical industry.

Section 1.04        Any reference in this Agreement to Canadian generally accepted accounting principles refers to generally accepted accounting principles in Canada (or International Financial Reporting Standards once adopted in Canada) as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

Article 2.             PROPERTY RIGHTS IN & TO THE TECHNOLOGY

Section 2.01        UBC represents and warrants to the Licensee that to the best of the knowledge of the University Industry Liaison Office manager responsible for the management of the commercialization of the Technology, that as of the Start Date, and at the date of each amendment to add additional IP Rights to this Agreement:

(a)	all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by UBC in connection with this Agreement have been obtained;

(b)	the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of UBC;

(c)	UBC is the assignee of the Technology by way of assignment from the Investigators; and

(d)	there are no threatened or pending actions, lawsuits, claims or arbitration proceedings in any way relating to the Technology;

Section 2.02        Subject to the terms of this Agreement, the parties acknowledge and agree that:

(a)	UBC owns all right, title and interest in and to the Technology, all UBC Improvements and all related IP Rights;

(b)	UBC and the Licensee jointly own all right, title and interest in and to the Joint Improvements and all related IP Rights; and

(c)	the Licensee owns all right, title and interest in and to the PROMIS Improvements and all related IP Rights.

Section 2.03        The Licensee will, at the request of UBC, sign all documents as may be required to ensure that ownership of the Technology, any UBC Improvements and related IP Rights remain with UBC and that all Joint Improvements and related IP Rights are owned jointly by UBC and the Licensee.

Section 2.04        Within 30 days after the last day of June and December of each year during the Term:

(a)	the Licensee will give notice to UBC of the details of all PROMIS Improvements and Joint Improvements which the Licensee and, to its knowledge, any sublicensees have developed and/or acquired during the previous 6 month period; and

(b)	UBC will give notice to the Licensee of the details of all UBC Improvements developed and/or acquired during the previous 6 month period.

Section 2.05        UBC shall provide the Licensee with a copy of the Source Code within ten days of the Effective Date of this Agreement. Upon the request, each party shall promptly and fully disclose to the other the Improvements for which notice has been given under Section 2.04.

Section 2.06        The Licensee will at all times securely store the Technology, the Improvements and in particular the Source Code. In the event of an unauthorized or accidental disclosure of the Source Code the Licensee will immediately:

(a)	notify UBC and will provide to UBC full particulars of all information in the Licensee’s possession or control regarding the circumstances of such unauthorized use or disclosure; and

(b)	take (in full consultation with UBC) and at the Licensee’s sole cost and expense all reasonable steps deemed necessary by UBC to remedy any such unauthorized use or disclosure, and take all reasonable steps necessary (including the commencement of any legal action or proceedings) to recover the Source Code and to prevent its unauthorized use by any Third Party.

Section 2.07        UBC and the Licensee acknowledge and agree that subject to Section 2.02, they will jointly own the results of any testing, evaluation, analysis or use of the Technology and any Improvements conducted by, or for, the Licensee or any sublicensee during the Term, including any data, test results, specifications, papers or other materials prepared in connection with such testing, evaluation, analysis or use (the “Data”). The Licensee shall return the Data to UBC on any expiry or termination of this Agreement but may retain a copy of the Data.

Article 3.             GRANT OF LICENSE

Section 3.01        Subject to and in accordance with the terms and conditions set out in this Agreement, UBC grants to the Licensee a worldwide exclusive license (including, without limitation, the exclusive right to grant sublicenses through multiple tiers in accordance with Article 4) under its IP Rights to the Technology and any Improvements to research, discover, develop, use, make, manufacture, have made, distribute, offer to sell, import and sell Products in the Field.

Section 3.02        The Licensee acknowledges and agrees that UBC reserves a non-assignable, non-sublicensable, non-transferable right to use, without charge in any manner, the Technology, Improvements and IP Rights for research, scholarly publication and educational purposes.

Article 4.             SUBLICENSING AGREEMENTS

Section 4.01        The Licensee shall have the right to grant sublicenses to Third Parties and Affiliated Companies and allow such sublicensees to grant further sub-sublicenses of the Technology, Improvements and IP Rights provided that:

(a)	the Licensee will cause each Affiliated Company so sublicensed to perform the terms of this Agreement as if such Affiliated Company were the Licensee hereunder;

(b)	each Affiliated Company so sublicensed shall unconditionally and irrevocably covenant and agree with UBC as primary obligor, to adopt as its own obligations every obligation of the Licensee contained or set forth in this Agreement to the extent pertinent to the scope of such sublicense;

(c)	the Licensee unconditionally guarantees the performance of each Affiliated Company hereunder as if they were signatories to this Agreement to the extent the performance or lack of performance is a breach of this Agreement;

(d)	the obligations and liabilities of each Affiliated Company and the Licensee under this Agreement shall be joint and several and UBC shall not be obliged to seek recourse against an Affiliated Company before enforcing its rights against the Licensee;

(e)	the Licensee will monitor the performance of each sublicensee that is not an Affiliated Company and will make reasonable commercial efforts to cause each such sublicensee to fully comply with the terms and conditions of such sublicensee’s sublicense agreement;

(f)	all sublicense agreements shall contain an obligation on each sublicensee to account for, and report, its sales of Product on the same basis as if such sales were sales of the Licensee;

(g)	each sublicense agreement (including all sub-sublicense agreements) shall contain covenants by the sublicensee for the benefit of UBC to observe and perform similar terms and conditions to those in this Agreement including without limitation the mandatory sublicense terms contained in Schedule “B”;

(h)	any sublicensee who wishes to grant a further sublicense shall comply with the terms of this Article as if the further sublicense were a sublicense hereunder, including providing to UBC and the Licensee the information described in this Article 4; and

(i)	within 10 business days of the signing any sublicense agreement, the Licensee will provide to UBC a fully executed copy of such sublicense agreement (which copy may be redacted provided that in no event shall the mandatory sublicensing provisions contained in Schedule “B” be redacted in such copy) and a certificate signed by a senior officer of the Licensee to clarify that such sublicense agreement is consistent with the terms and conditions of this Agreement and includes the mandatory sublicensing provisions contained in Schedule “B”;

Section 4.02        As part of the Annual Report, the Licensee shall provide UBC with the names of the parties of all service agreements entered into by the Licensee related to the Technology, Improvements and IP Rights.

Section 4.03        In the event of the termination of this Agreement, the Licensee shall provide notice to each sublicensee of such termination. Upon written request being given to UBC by such sublicensee within 60 days of receiving notice from UBC of the termination of this Agreement and provided that such sublicensee is not in breach of its obligations under its sublicense at the time of such request, UBC shall offer to grant to such sublicensee a direct license to UBC’s IP Rights to the Technology and any UBC Improvements to the extent sublicensed under such sublicensing agreement and otherwise having terms and conditions no more onerous to UBC, and no less favourable to UBC, than the terms and conditions of this Agreement.

Article 5.             FINANCIAL CONSIDERATION

Section 5.01        In consideration of the licenses granted under this Agreement, the Licensee will pay to UBC during the Royalty Term, the following royalties:

(a)	on Revenue received by the Licensee or the Licensee’s Affiliated Companies a royalty rate equal to [***] percent ([***]%) of the Revenue; and

(b)	on Sublicensing Revenue received by the Licensee or the Licensee’s Affiliated Companies from any sublicensees a royalty rate equal to [***] percent ([***]%) of the Sublicensing Revenue.

Section 5.02        The royalties set out in Section 5.01 are due and payable within 60 days of each respective Royalty Calculation Date and are to be calculated based on:

(a)	in the case of sales by the Licensee or the Licensee’s Affiliated Companies, on the Revenue received by the Licensee and the Licensee’s Affiliated Companies, during the 3 month period immediately before the applicable Royalty Calculation Date, provided that the Licensee shall make all commercially reasonable efforts to collect in a timely manner such Revenue; and

(b)	in the case of sales by any Sublicensees or any Affiliated Companies of such Sublicensees, the Sublicensing Revenue received by the Licensee from the Sublicensee during the 3 month period immediately before the applicable Royalty Calculation Date,

Section 5.03        All payments made by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all other than withholding or other taxes which may be required to be withheld under the laws of the jurisdiction giving rise to the Revenue. Revenue which may be derived in a currency other than Canadian dollars shall be converted to Canadian dollars in accordance with the accounting policies of the Licensee in accordance with Canadian generally accepted accounting principles.

Article 6.             ANNUAL PAYMENTS

Section 6.01        The Licensee will pay to UBC an annual license fee of $[***] (Canadian funds) (the “Annual License Fee”) for each calendar year during the Term beginning after 2011. The Annual License Fee will be paid within 30 days of the beginning of each calendar year, starting on January 30, 2012. The Annual License Fee will not be refunded to the Licensee under any circumstances, provided that the royalties actually paid by the Licensee under Article 5 will be credited against the Annual License Fee.

Article 7.             PATENTS

Section 7.01        The Licensee may identify any process, use or products arising out of the Technology, any UBC Improvements or Joint Improvements that may be patentable, and may decide to file a patent application on same, subject to Section 7.03.

Section 7.02        On the filing of a patent application under Section 7.01, the Licensee will become the licensee of the patent application on the terms and conditions set out in this Agreement.

Section 7.03        The Licensee shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Patent Rights to the Technology or any Improvements, and shall consider in good faith the interests of UBC in connection therewith. UBC shall cooperate with the Licensee, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in connection therewith. The Licensee shall keep UBC timely and fully informed of the progress of the preparation, filing, prosecution and maintenance of the Patent Rights to the Technology or any Improvements, and will give UBC and UBC’s counsel reasonable opportunity to review and comment on the text of each patent application and other submissions relating thereto before filing. The Licensee shall provide UBC with a copy of such patent application as filed, together with notice of its filing date and serial number, and each such submission. The Licensee shall provide UBC with copies of all patent applications, amendments, related correspondence, and other relevant documentation relating to such prosecution. UBC shall have the right to consult regarding the preparation, filing, prosecution and maintenance of the Patent Rights to the Technology or any Improvements. The Licensee shall implement reasonable and timely requests made by UBC regarding the Patent Rights to the Technology or any Improvements. The Licensee shall not abandon or allow to lapse any Patent Rights to the Technology, any UBC Improvements or Joint Improvements without the prior written consent of UBC if such abandonment or lapse of the Patent Right or Rights would have an adverse impact on the net benefits receivable by UBC under Article 5 of this Agreement.

Section 7.04        The Licensee will not contest the validity or scope of any patents assigned to, or owned by UBC, relating to the Technology, any UBC Improvements or any Joint Improvements.

Section 7.05        The Licensee will ensure proper patent marking for all uses of the Technology and any Improvements licensed under this Agreement and will clearly mark the appropriate patent numbers on any Products made using the Technology and any Improvements.

Article 8.             DISCLAIMER OF WARRANTY

Section 8.01        Other than expressly set out in Section 2.01, UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology, Improvements, IP Rights or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology, Improvements, IP Rights or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee, the Licensee’s Affiliated Companies, any Sublicensees or any Affiliated Companies of such Sublicensees or other Third Parties suffer arising from any defect, error or fault of the Technology, Improvements, IP Rights or Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology, Improvements, IP Rights or Products.

Section 8.02        Nothing in this Agreement:

(a)	constitutes a warranty or representation by UBC as to title to the Technology, Improvements or IP Rights, or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trademarks, industrial designs or other intellectual property rights of any Third Parties, or any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any Third Parties;

(b)	constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Technology, Improvements or IP Rights, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c)	imposes an obligation on UBC to bring, prosecute or defend actions or suits against Third Parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

Section 8.03        Notwithstanding Section 8.02, if there is an alleged infringement of the Technology, UBC Improvements, Joint Improvements, IP Rights or Products, the Licensee may prosecute litigation designed to enjoin such infringers, on receiving the prior written consent of UBC, which consent will not be unreasonably withheld. Provided that it has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in the Licensee the right to start the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee. All amounts recovered by the Licensee as the result of such litigation will accrue to the benefit of the Licensee, provided that such amounts will be included in the Licensee’s Revenue and subject to payment of a royalty to UBC in accordance with Article 5.

Section 8.04        If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee, the Licensee’s Affiliated Companies, any Sublicensees or any Affiliated Companies of such Sublicensees regarding the use of the Technology, Improvements or IP Rights, or the manufacture, use, sale or importation of the Products, the following procedure will be adopted:

(a)	the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a Sublicensee;

(b)	except as provided in Section 8.04(d), all costs and expenses incurred by the Licensee or any Sublicensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any Third Party, will be paid by the Licensee or any Sublicensee, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint will be taken without consultation with UBC;

(d)	UBC may cooperate to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant); and

(e)	the Licensee will pay all royalties payable under Section 5.01 of this Agreement to UBC in trust from the date UBC receives notice of the complaint and until a resolution of the complaint has been finalized. If the complainant is successful, then the royalties paid to UBC in trust under this Section 8.04(e) will be returned to the Licensee, provided that the amount being returned to the Licensee is no more than the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed, then UBC retains all royalties paid to it under this Section 8.04(e).

Article 9.            INDEMNITIES AND LIMITATION OF LIABILITY

Section 9.01        The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements reasonably and actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of:

(a)	UBC’s Technology, Improvements, IP Rights; or

(b)	Products by the Licensee and, subject to Section 9.02, by the Licensee’s Affiliated Companies, any Sublicensees or any Affiliated Companies of such Sublicensees, and their respective collaborators, customers or end-users.

Section 9.02        Subject to UBC entering into a direct agreement with a Sublicensee under which such Sublicensee agrees to provide an indemnity directly to UBC consistent with the indemnity provided in this Agreement by the Licensee, then the indemnity provided by the Licensee in Section 9.01 shall exclude such Sublicensee, and its respective collaborators, customers or end-users.

Section 9.03        Subject to Section 9.04, UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee or the Licensee’s Affiliated Companies, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, is limited to the amount of CDN $50,000.

Section 9.04        The Licensee acknowledges and agrees that UBC will not be liable for consequential or incidental damages arising from any breach or breaches of this Agreement, except for those arising from the gross negligence by UBC.

Section 9.05        Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 9 will survive and continue to bind each party and its successors and assigns.

Article 10.         PUBLICATION & CONFIDENTIALITY

Section 10.01    Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. Each party will maintain an appropriate internal program limiting the distribution of the other’s Confidential Information to only those officers, employees, faculty, students and professional advisors who require such Confidential Information in performing the such party’s obligations under this Agreement and who have signed appropriate non-disclosure agreements.

Section 10.02    Any party required by judicial or administrative process to disclose the other party’s Confidential Information will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

Section 10.03    UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology, Improvements or IP Rights, provided that with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the “Objectionable Material”). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Licensee’s Confidential Information has been removed.

Section 10.04    The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to Third Parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective Sublicensees. Notwithstanding anything contained in Article 10, the Licensee acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology, Improvements, or IP Rights, and that UBC may also disclose to the inventors the amount of all payments made to UBC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by the Licensee in connection with such payments.

Section 10.05    Notwithstanding the termination or expiry of this Agreement, the rights and obligations in Article 10 survive and continue to bind the parties, their successors and assigns.

Article 11.         PRODUCTION & MARKETING

Section 11.01    The Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC. Except as required by law, a stock exchange or regulatory authority, the Licensee will not issue a press release regarding this Agreement or the Technology, UBC Improvements or IP Rights without first obtaining UBC’s written approval, such approval not to be unreasonably withheld or delayed. If the Licensee is required by law to act in breach of this Article, the Licensee will provide UBC with prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

Section 11.02    The Licensee represents to UBC that it has the infrastructure, expertise and resources to:

(a)	develop and commercialize the Technology, Improvements and IP Rights;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee;

(c)	monitor patent infringement regarding any patent relating to the Technology, Improvements and IP Rights licensed under this Agreement; and

(d)	handle the Technology, Improvements, IP Rights and any Products with care and without danger to the Licensee, its employees, agents, or the public.

Section 11.03    Section 11.03 The Licensee represents and warrants to UBC that it will, throughout the Term use commercially reasonable efforts to research, develop and commercialize at least one Product. As used herein this Article 11, “commercially reasonable efforts” means those efforts and resources consistent with the exercise of prudent scientific and business judgment as applied by Licensee to its internal programs of similar market potential and market size, risk, and at a similar stage of development.

Article 12.          ACCOUNTING RECORDS & REPORTS

Section 12.01    The Licensee will maintain separate accounts and records of all Revenue received by the Licensee and the Licensee’s Affiliated Companies and of all business done in connection with the Technology, Improvements. IP Rights and Products. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Licensee will cause its Sublicensees and the Affiliated Companies of such Sublicensees, to keep similar accounts and records.

Section 12.02    The Licensee will complete and deliver to UBC:

(a)	within 60 days of each and every Royalty Calculation Date, completed Payment Reports substantially in the form attached as Schedule “C”, together with the amounts payable under this Agreement. A separate Payment Report will be prepared and delivered for the Revenue received by each Affiliated Company of the Licensee. The first Payment Report will be submitted within 60 days of the first Royalty Calculation Date after the receipt of the first Revenue, and thereafter Payment Reports will be delivered every 3 months regardless of whether any Revenue was received in the preceding period; and

(b)	on or before April 1 of each year during the Term, starting on April 1, 2010, an Annual Report substantially in the form attached as Schedule “D”.

Section 12.03    Licensee agrees to keep, for at least 3 years, complete and accurate books of account in which the particulars of all Revenue are recorded in sufficient detail to enable royalties payable hereunder to be determined. Once a year, at the request and expense of UBC, upon at least 30 days’ prior written notice, Licensee shall permit a nationally recognized, independent, public accounting firm appointed by UBC to examine records solely to the extent necessary to verify such calculations. Results of any such examination shall be made available to both parties. If such examination reveals an underpayment of royalties by 10% or more, Licensee shall pay all costs of such examination. In the event such accountant concludes that additional royalties were owed, Licensee shall have a 30 day period to have such conclusions reviewed by its own accountants, and if they concur, the additional royalties shall be paid within 30 days of the date of such concurrence. In the event that Licensee’s accountants do not concur with the conclusions of the accountants retained by UBC, the parties agree to negotiate in good faith to resolve such disagreement as soon as practicable.

Section 12.04    All information provided to UBC or its representatives under this Article 12 shall be treated as confidential by UBC.

Article 13.         INSURANCE

Section 13.01    During the Term and for a period which is the longer of either 3 years after the end of the Term, or 3 years after the last Product is sold, the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

Section 13.02    Notwithstanding Section 13.01, prior to:

(a)	the start of any Human Clinical Trials; or

(b)	the first use of the Technology or any Improvement, in exchange for valuable consideration,

The Licensee will procure the insurance (e.g., product liability, clinical trials, public liability, and commercial general liability insurance and such other appropriate types of insurance) as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business. This insurance will be placed with a reputable and financially secure insurance carrier and will:

(c)	include UBC, its Board of Governors, faculty, and officers as additional insureds;

(d)	provide coverage regarding all activities under this Agreement;

(e)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(f)	provide that the insurer will endeavour to notify UBC at least 30 days’ prior to cancellation of the policy.

Section 13.03    The Licensee will provide to UBC certificates of insurance on each annual renewal evidencing the insurance coverages of the Licensee.

Section 13.04    The Licensee will also require each Sublicensee to procure and maintain:

(a)	public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)	in any event before any Human Clinical Trials or the first use of the Technology or any Improvements in exchange for valuable consideration by the Sublicensee, the applicable product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

(c)	The Licensee will undertake commercially reasonably efforts to ensure that all Sublicensees’ policies of insurance include UBC as an additional insured.

Article 14.         ASSIGNMENT & CHANGE OF CONTROL

Section 14.01    The Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC.

Section 14.02    Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may, without such consent, assign this Agreement and its rights and obligations hereunder:

(a)	to any Affiliated Company, or

(b)	in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control, corporate reorganization or similar transaction,

(c)	provided that the permitted assignee shall assume all obligations of its assignor under this Agreement.

Article 15.          GOVERNING LAW

Section 15.01    This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its Conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to the alternative dispute procedure set out in Article 22, the parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

Article 16.          NOTICES

Section 16.01    All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)	either by personal delivery or by registered or certified mail or by confirmed electronic transmission (fax or email) at the address for the receiving party set out in Section 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted. Any notice sent by confirmed electronic transmission is deemed to have been received on the date of confirmed transmission if a Business Day in the jurisdiction in which it is delivered, or if not, the next Business Day occurring thereafter.

Section 16.02    The address for delivery of notices and instructions for making payments to USC are set out in the attached Schedule “E”. The address for delivery of notices to the Licensee shall be:

ProMIS Neurosciences Inc.

1920 Yonge Street, Suite 200

Toronto, ON M4S 3E2

Attention: Mr. Elliot Goldstein, CEO

Telephone: [***] Fax:

Email: [***]

Article 17.         TERM

Section 17.01    The term (the “Term”) of this Agreement starts on the Start Date and expires (unless terminated earlier under Article 18), on a. Product by Product and country by country basis on the expiry of the Licensee’s obligation to pay royalties to UBC under Section 5.01. Upon expiry of this Agreement with respect to any Product in a particular country, the Licensee shall have with respect to such Product and country a fully paid-up, non-exclusive license in respect of any know-how rights to make, have made, use, sell, offer for sale and import into such country the Product for use in the Field.

Article 18.         TERMINATION OF AGREEMENT

Section 18.01    This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by the Licensee or against the Licensee and which is not dismissed within 120 days after the date on which the proceeding is started.

Section 18.02    UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)	the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the vacation of the Licensee’s chief place of business or the Licensee ceasing or threatening to cease carrying on business;

(b)	any execution or other process of any court becomes enforceable against the Licensee under this Agreement or on any money due to UBC hereunder and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable; or

(c)	any resolution is passed by or order made against or other steps taken by the Licensee for the winding up, liquidation or other termination of the existence of the Licensee.

Section 18.03    Provided that the Licensee or any Affiliated Company of the Licensee is not in default of any term of this Agreement, the Licensee shall have the right to terminate this Agreement in its entirety, in its sole discretion, upon 60 days written notice to UBC.

Section 18.04    Other than as set out in Sections 18.01 to 18.03, if a party is in material breach of this Agreement, the other party may elect to give the party in breach written notice describing the alleged breach. If the breaching party has not cured such breach within 60 days after receipt of such notice, the notifying party shall be entitled, in addition to any other rights it may have under this Agreement, to terminate this Agreement effective immediately. However, if such party alleged to be in breach disputes in good faith such breach by written notice to the other party within such 60 day period, the matter will be submitted to mediation as provided herein. In such event, such notifying party shall not have the right to terminate this Agreement until the parties have concluded the mediation proceeding, and such party in breach further fails to cure such breach within 30 days after the conclusion of such mediation proceeding.

Section 18.05    If this Agreement is terminated under Sections 18.01 to 18.03, the Licensee will make all outstanding royalty payments due to UBC under Articles 5 and 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 30 days of the Effective Termination Date, the Licensee will deliver and transfer to UBC all Technology, UBC Improvements and IP Rights in its possession or control and has no further right of any nature at all in the Technology UBC Improvements and IP Rights.

Section 18.06    The Licensee and, subject to Section 4.03, the Licensee’s Affiliated Companies, any Sublicensees or any Affiliated Companies of such Sublicensees will cease to use the Technology, UBC Improvements and IP Rights in any manner at all or to manufacture or sell the Products within 5 days from the Effective Termination Date. The Licensee will then deliver to UBC an accounting within 30 days from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. UBC will instruct that the unsold Products be stored, destroyed or sold under its direction, provided this Agreement was terminated under Section 18.02, 18.03 or 18.04. Without limitation, if this Agreement is terminated under Section 18.01, no Products will be sold without the prior written consent of UBC. The Licensee will continue to make royalty payments to UBC in the same manner specified in Articles 5 and 6 on all Products that are sold in accordance with this Section 18.06, notwithstanding anything contained in, or any exercise of rights by UBC, under Section 18.05.

Section 18.07    Notwithstanding the termination for any reason or expiration of this Agreement:

(a)	neither party shall be released by the other party from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination or expiration;

(b)	Article 12 remains in full force and effect until 3 years after all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC and any other claim or claims of any nature or kind at all of UBC against the Licensee has been settled; and

(c)	Article 4.03 and 10.0 shall survive such termination or expiration of this Agreement.

Article 19.         MISCELLANEOUS COVENANTS OF LICENSEE

Section 19.01    The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of Canada and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

Section 19.02    The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology, Improvements, IP Rights, Products and this Agreement.

Section 19.03    The Licensee and UBC will be responsible to pay all taxes and any related interest or penalty designated in any manner at all and imposed upon each party as a result of the existence or operation of this Agreement. If requested, each party will provide to the other party evidence as may be required by Canadian authorities to establish that the tax has been paid. The payments specified in this Agreement are exclusive of taxes and if either UBC or the Licensee is required to collect or remit a tax to be paid by the other Party, then the Party required to pay such tax will pay the tax to the other Party on demand.

Section 19.04    The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all.

Section 19.05    The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date at the prime business interest rate of the Bank of Montreal, as published, plus 5% per annum calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amount become due and owing until payment in full.

Article 20.         MANAGEMENT OF CONFLICTS OF INTEREST

Section 20.01    The Licensee acknowledges that it is aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (which are available at www.universitycounsel.ubc.ca/policies/policies.html), and that UBC may amend these policies or introduce new policies from time to time.

Section 20.02    Subject to Section 20.03 the Licensee and UBC agree that:

(a)	the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigators and the laboratory facilities made available to the Investigators by reason of the Investigators’ employment at UBC;

(b)	no students, post-doctoral fellows or other UBC staff will participate or be involved in the Licensee’s research, projects or utilize its facilities; and

(c)	any disclosures of inventions made by the Investigators to the Licensee will be immediately forwarded by the Licensee to UBC.

Section 20.03    The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.

Article 21.         MAINTENANCE & TECHNICAL SUPPORT

Section 21.01    UBC will have no obligation to provide ongoing support services to the Licensee other than to make reasonable efforts to support the Licensee in fixing Bugs in any UBC developed Software. The Licensee acknowledges that:

(a)	such support in fixing Bugs will be provided by UBC without any specific warranty as to the functionality of the Software, and

(b)	that UBC is not in the business of providing support services, and that the level of any support which can be offered by UBC will at all times be subject to UBC having the necessary resources to reasonably provide such services.

The Licensee will promptly reimburse UBC for all disbursements and travel expenses incurred by UBC in providing any of the above services.

Section 21.02    UBC shall make reasonable efforts to provide such technical assistance to the Licensee as the Licensee reasonably requests regarding the Technology. Without limiting the generality of the foregoing, during such the Term, UBC shall make Dr. Neil R. Cashman, Dr. Steve Plotkin and any other UBC employees and consultants who are inventors of the IP Rights and the Technology or Improvements available to the Licensee for consultation, provided that Dr. Cashman, Dr. Plotkin and such other inventors are at such time employed by or under contract with UBC and are willing to consult with the Licensee. The Licensee shall pay UBC for any such technical assistance at a commercially reasonable consulting rate that is mutually acceptable to both parties.

Article 22.         MEDIATION

Section 22.01    If there is a dispute between UBC and the Licensee concerning this Agreement, then the following dispute resolution procedure will apply:

(a)	if such dispute relates to a party’s default or failure to comply with the terms of this Agreement then the non-defaulting party will, if applicable, give notice of such default in accordance with Section 18.04;

(b)	if such dispute relates to any other matter, or if the party alleged to be in default under Section 18.04 disputes such default, then one party (the “Applicant”) will deliver to the other party (the “Respondent”) written notice setting out the particulars of any dispute;

(c)	the parties will then have a 15 day period in which to settle the dispute;

(d)	if still unresolved at the end of the 15 day period, the matter will then be referred to mediation. The Respondent will choose a qualified mediator acceptable to both the Respondent and Applicant. The mediator will then meet with the parties to assist the parties in reaching a resolution of the dispute. If the parties are unable to resolve their dispute following such meeting or meetings with the mediator, the mediator will prepare a non-binding confidential report setting out the mediator’s proposed resolution of the dispute, and will deliver this report to the parties within 15 days from the date of the mediator’s last meeting with the parties;

(e)	if the mediator is unable to facilitate a binding agreement between the parties to resolve the dispute, the parties will then have a further 15 days to resolve the dispute from receipt of the mediator’s report;

(f)	all information or documents disclosed by either party under this Article 22 must be kept confidential and must not be used except to attempt to resolve the dispute as contemplated under this Article 22; and

(g)	each party must bear its own costs of complying with Article 22 and the parties must bear equally the costs of any mediator engaged.

Section 22.02    If the dispute is not resolved in accordance with the procedures set out in Section 21.01 above, then the dispute may be submitted for resolution to the jurisdiction of the Supreme Court of British Columbia in accordance with Section 15.01.

Section 22.03    Nothing in this Article 22 is intended to prevent a party hereto from applying to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

Article 23.         GENERAL

Section 23.01    Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

Section 23.02    Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

Section 23.03    No condoning, excusing or overlooking by any party of any default, breach or nonobservance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

Section 23.04    No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

Section 23.05    No party shall be responsible or liable to the other for failure or delay in the performance of this Agreement due to war, fire, accident or other casualty, labour disturbance, act of the public enemy, act of God, or any other contingency beyond that party’s reasonable control. In the event of applicability of this Article, the party affected by such force majeure shall use its best efforts to eliminate, cure and overcome any such causes and resume performance of its obligations as soon as possible.

Section 23.06    The parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate to carry out the intent and purpose of this Agreement.

Section 23.07    All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

Section 23.08    Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

Section 23.09    This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement Section 23.10 Time is of the essence of this Agreement.

Section 23.10    Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

Section 23.11    This Agreement may be executed in two counterparts, each of which shalt be deemed an original and which together shall constitute one instrument.

UBC File: F20-03911

IN WITNESSETH WHEREOF, the Parties have executed this Agreement effective the date first written above.

SIGNED FOR AND ON BEHALF OF THE UNIVERSITY OF BRITISH COLUMBIA /s/ J.P. Heale	SIGNED FOR AN ON BEHALF OF PROMIS NEUROSCIENCES INC. /s/ Elliot Goldstein
J.P. Heale, PhD, MBA	Elliot Goldstein, MD
Managing Director University-Industry Liaison Office	President & CEO
Authorized signatory	Authorized signatory

Schedule A to License Agreement

Signature Page

SCHEDULE A
PATENTS & TECHNOLOGY

Schedule A to License Agreement
Schedule A-1

SCHEDULE B
MANDATORY SUBLICENSING PROVISIONS

1.	The Sublicensee shall acknowledge all ownership of the sublicensed Technology, Improvements, IP Rights and Patents as set out in Section 2.02 of the License Agreement between UBC and PROMIS NEUROSCIENCES INC. (in this Schedule “B”, the “License Agreement’).

2.	The Sublicensee shall acknowledge that UBC reserves a right to use the Technology, Improvements and IP Rights without charge in any manner for research, scholarly publication, and educational purposes in accordance with the terms of the License Agreement.

3.	Publication and Confidentiality:

(a)	The Sublicensee shall keep and use all of UBC’s Confidential Information in confidence and will not, without UBC’s prior written consent, disclose any of UBC’s Confidential Information to any person or entity, except those of the Sublicensee’s directors, officers, employees, technical consultants and professional advisors who require said Confidential Information in connection with the Sublicensee performing its obligations or exercising its rights under the sublicense agreement. The Sublicensee shall also covenant and agree that it will initiate and maintain an appropriate internal program limiting the internal distribution of UBC’s Confidential Information to only those directors, officers, employees, technical consultants and professional advisors who require said Confidential Information in connection with the Sublicensee performing its obligations or exercising its rights under the sublicense agreement and who are under obligations of confidentiality consistent to those of the License Agreement.

(b)	The Sublicensee shall acknowledge that UBC shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology, Improvements and IP Rights in accordance with the terms of the License Agreement.

4.	The Sublicensee shall agree not to use UBC’s names, trade-marks, service marks, logos, insignia, seal, or designs without the prior written consent of UBC.

5.	The Sublicensee shall procure and maintain insurance in accordance with Section 13.04 of the License Agreement.

6.	The Sublicensee shall acknowledge and agree that UBC make no representations, conditions or warranties, either express or implied, with respect to the Technology, Improvements, IP Rights or Products. Without limiting the generality of the foregoing, the Sublicensee shall acknowledge that:

(i)	UBC specifically disclaim any express or implied warranty, condition or representation as to title to the Technology, Improvements or IP Rights or that anything made, used, sold or otherwise disposed of under the license granted in the sublicense agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, including any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC or licensed by UBC to any third parties;

(ii)	UBC makes no express or implied warranty, condition or representation that the Licensee or Sublicensee has, or will have the freedom to operate or practice the Technology, Improvement or IP Rights, or the freedom to make, have made, use, sell or otherwise dispose of Products;

(iii)	UBC is under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

7.	The Sublicensee shall acknowledge and agree that UBC will not be liable for any loss, whether direct, consequential, incidental or special, which the Sublicensee or any other third parties suffer, arising from any defect, error or fault of the Technology, Improvements, IP Rights or Products, or their failure to perform, even if UBC is aware of the possibility of a defect, error, fault or failure. The Sublicensee will also acknowledge that it has been advised to undertake its own due diligence regarding the Technology, Improvements, IP Rights and Products, and that UBC are under no obligation to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights in relation to the Technology, Improvements, IP Rights or Products.

8.	The Sublicensee shall indemnify holds harmless and defend UBC and its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all third party claims against such indemnities (including all associated legal fees and disbursements actually incurred) arising out of the exercise by Sublicensee of any rights under the Sublicense Agreement, including without limitation against any damages or losses, consequential or otherwise, resulting from such third party claims based in any manner at all from or out of the use of the Technology, Improvements, IP Rights or Products by the Sublicensee or its Affiliated Companies, and their respective collaborators, customers or end users.

9.	The Sublicensee shall agree to limit its claims against UBC, whether under the express or implied terms of the sublicense agreement or the License Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Sublicensee or any Affiliated Companies of the Sublicensee, whether direct, indirect or special, or any other similar damage that may arise or do arise from any actions or inactions, defaults or breaches by UBC, or its Board of Governors, officers, employees, faculty, students or agents, to is limited to the amount that is the lesser of CDN $[***] and the amount paid to UBC pursuant to License.

10.	The Sublicensee shall also acknowledge and agree that UBC will not be liable for consequential or incidental damages, including any consequential or incidental damages arising from any breach or breaches of the sublicense agreement or the License Agreement except for those arising from the gross negligence by UBC.

11.	The Sublicense shall include termination provisions such that the sublicense agreement shall terminate on equivalent termination provisions as those in the license.

12.	The Sublicensee shall cease to use the Technology, Improvements and IP Rights in any manner whatsoever and shall cease to manufacture Products within five days from the effective date of termination of the Sublicense Agreement.

13.	The Sublicensee shall maintain separate accounts and records of all business done in connection with the Technology, Improvements, IP Rights, including without limitation accounts and records of all Revenue received from Products. These accounts and records will be in sufficient detail to enable proper returns to be made by the Licensee to UBC under the License Agreement.

SCHEDULE “C”
Payment Report For The Period: dd/mm/yy to dd/mm/yy

SCHEDULE “D”

UBC License Agreement Annual Report

SCHEDULE “E”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1.	The address for delivery of notices to UBC is:

The Director University — Industry Liaison Office

The University of British Columbia

#103 — 6190 Agronomy Road

Vancouver, British Columbia

V6T 1Z3

Telephone:        [***]

Fax:   [***]

2.	Payment of all amounts due to UBC under the terms of this license may be made as follows:

a)	by cheque made payable to “The University of British Columbia” delivered to UBC at the above address; or

b)	by wire transfer in accordance with the instructions set out below: Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

For Canadian $ Deposits via wire (General)	For US $ Deposits via wire:
Pay Via: [***]	Pay Via: [***]
Pay to: [***]- SWIFT Address [***]	Pay to: [***]– SWIFT Address [***]
Bank Address: [***]	Bank Address: [***]
For Account: [***]	For Account: [***]
Beneficiary: The University of British Columbia Reference: Finance Officer Phone: [***] Re: Dept ID 352000 For Royalties use JHJQ For Patent Fees use EFGE Dept Name: UILO	Beneficiary: The University of British Columbia Reference: Finance Officer Phone: [***] Re: Dept ID 352000 For Royalties use JHJQ For Patent Fees use EFGE Dept Name: UILO
Cover/Reimbursement: SWIFT [***] Receiving Bank: [***] ([***]) Beneficiary Bank: /[***] [***]

SCHEDULE “B”
RESEARCH PROPOSAL
AND BUDGET
(3 pages)